                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                               FORUM GROUP, INC.
                                      BY
                             FG ACQUISITION CORP.
                     A WHOLLY OWNED INDIRECT SUBSIDIARY OF
                         MARRIOTT INTERNATIONAL, INC.
                                      AT
                             $13.00 NET PER SHARE

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 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
 TIME, ON THURSDAY, MARCH 21, 1996, UNLESS THE OFFER IS EXTENDED.
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                                                              February 23, 1996
To Our Clients:

  Enclosed for your consideration are the Offer to Purchase, dated February 23, 1996 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") and other materials relating to the Offer by FG Acquisition Corp. (the "Purchaser"), an Indiana corporation and a wholly owned indirect subsidiary of Marriott International, Inc., a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, without par value (the "Shares"), of Forum Group, Inc., an Indiana corporation (the "Company"), at $13.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. This material is being sent to you as the beneficial owner of Shares held by us for your account but not registered in your name. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL ACCOMPANYING THIS LETTER IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

  We request instructions as to whether you wish to have us tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

  Your attention is directed to the following:

  1. The tender price is $13.00 per Share, net to the seller in cash, without interest.

  2. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Thursday, March 21, 1996 unless the Offer is extended.

  3. The Offer is being made as part of a series of transactions pursuant to an Agreement and Plan of Merger dated as of February 15, 1996 (the "Merger Agreement") by and among the Company, the Purchaser and Parent, pursuant to which, as promptly as practicable following the completion of the Offer and the satisfaction or waiver of certain conditions and the approval and adoption of the Merger Agreement, if required by applicable law, the Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation. In the Merger, each issued and outstanding Share not owned by Parent, the Purchaser, the Company or any of their subsidiaries will be converted into and represent the right to receive $13.00 in cash or any higher price that may be paid per Share in the Offer, without interest.

  4. The Board of Directors of the Company has unanimously approved the Offer and the Merger, determined that the Offer and the Merger are fair to the shareholders of the Company and are in the best interests of the shareholders of the Company, and, subject to the fiduciary duties of the Board, recommends acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the shareholders of the Company.

  5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares which, when added to the number of shares then beneficially owned by Parent and its affiliates, represents at least two-thirds of the total number of Shares outstanding and two-thirds of the voting power of the Shares outstanding on a fully diluted basis. Any or all conditions to the Offer may be waived by the Purchaser.

  6. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  The Offer is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

  If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth below. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below.

                         INSTRUCTIONS WITH RESPECT TO
                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                               FORUM GROUP, INC.
                                      BY
                             FG ACQUISITION CORP.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 23, 1996, and the related Letter of Transmittal, in connection with the offer by FG Acquisition Corp., an Indiana corporation and a wholly owned indirect subsidiary of Marriott International, Inc., a Delaware corporation, to purchase for cash all outstanding shares of common stock, without par value (the "Shares"), of Forum Group, Inc., an Indiana corporation.

  This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:      , 1996

                       NUMBER OF SHARES TO BE TENDERED:
                                        SHARES*
                                -------

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                     -------------------------------------
                                 Signature(s)

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                             Please Print Name(s)

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                           Please Print Address(es)

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                       Area Code and Telephone Number(s)

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                        Tax, Identification, or Social
                              Security Number(s)

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*I (We) understand that if I (we) sign this instruction form without indicating a lesser number of Shares in the space above, all Shares held by you for my (our) account will be tendered.